Exhibit 4.6

FIFTH SUPPLEMENTAL INDENTURE

Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of July 31, 2014, among Mid-Atlantic Pathology Services, Inc., a Virginia corporation (the “Additional Subsidiary Guarantor”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Company”), Aurora Diagnostics Financing, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) and the existing guarantors party hereto (the “Subsidiary Guarantors”) and U.S. Bank National Association (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuers and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of December 20, 2010, as amended, providing for the issuance of an unlimited aggregate principal amount of 10.750% Senior Notes due 2018 (the “Securities”);

WHEREAS, the Additional Subsidiary Guarantor is a direct or indirect subsidiary of the Company;

WHEREAS, Section 4.13 of the Indenture provides that under certain circumstances the Issuers shall cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantor shall Guarantee payment of the Securities on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to be Bound. The Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

(3)Guarantee. The Additional Subsidiary Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to Guarantee to each Holder of the Securities and the Trustee the Guaranteed Obligations pursuant to Article 10 of the Indenture.

(4)No Recourse Against Others. No director, officer, employee, manager, member or stockholder of the Additional Subsidiary Guarantor shall have any liability for any obligations of the Issuers or the Guarantors (including the Additional Subsidiary Guarantor) under the Securities, any Guarantee Agreement, the Indenture or this Supplemental Indenture or for any claim based on, in respect of or, by reason of, such obligations or their creation. Each Holder by accepting Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities and the Guarantees.

(5)Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(6)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Subsidiary Guarantor.

(9)Benefits Acknowledged. The Additional Subsidiary Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Additional Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10)Successors. All agreements of the Additional Subsidiary Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11)Ratification of Indenture Supplements. The Issuers and Subsidiary Guarantors hereby ratify the terms and conditions of (i) that certain First Supplemental Indenture, dated as of December 31, 2010, among Texas Pathology, LLC, a Texas limited liability company, the Issuers and the Trustee, (ii) that certain Second Supplemental Indenture, dated as of December 31, 2010, among The LMC Revocable Trust, B.T., a Nevada business trust, The WPC Revocable Trust, B.T., a Nevada business trust, the Issuers and the Trustee, (iii) that certain Third Supplemental Indenture, dated as of June 2, 2011, among Dermpath New England, LLC, a Massachusetts limited liability company, the Issuers and the Trustee and (iv) that certain Fourth Supplemental Indenture, dated as of August 12, 2011, among Aurora Georgia, LLC, a Georgia limited liability company, the Issuers and the Trustee.

[Signature pages follow]

ACTIVE 202955726v.4

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed as of the date first written above.

The Issuers:
AURORA DIAGNOSTICS HOLDINGS, LLC
By:	/s/ Michael Grattendick
Michael Grattendick
Vice President and Controller

AURORA DIAGNOSTICS FINANCING, INC.
By:	/s/ Michael Grattendick
Michael Grattendick
Vice President and Controller

The Guarantors:

AURORA DIAGNOSTICS, LLC

AURORA GEORGIA, LLC

AURORA GREENSBORO LLC

AURORA LMC, LLC

AURORA MASSACHUSETTS,  LLC

AURORA MICHIGAN,  LLC

AURORA NEW HAMPSHIRE,  LLC

BIOPSY DIAGNOSTICS,  LLC

CUNNINGHAM PATHOLOGY, L.L.C.

C R COLLECTIONS, LLC

DERMPATH NEW ENGLAND, LLC

GREENSBORO PATHOLOGY,  LLC

HARDMAN PATHOLOGY ADX, LLC

LABORATORY OF DERMATOPATHOLOGY ADX, LLC

PATHOLOGY SOLUTIONS, LLC

SEACOAST PATHOLOGY, INC.

TEXAS PATHOLOGY, LLC

TWIN CITIES DERMATOPATHOLOGY,  LLC

By:	/s/ Michael Grattendick
Michael Grattendick
Vice President and Controller

BERNHARDT LABORATORIES, INC. MARK & KAMBOUR HOLDINGS, INC. MARK & KAMBOUR, LLC

By:	/s/ Michael Grattendick
Michael Grattendick
Vice President and Controller

THE LMC REVOCABLE TRUST, B.T. THE WPC REVOCABLE TRUST, B.T.

By:	/s/ Michael Grattendick
Michael Grattendick
Trustee

The Additional Subsidiary Guarantor:

MID-ATLANTIC PATHOLOGY SERVICES, INC.

By:	/s/ Michael Grattendick
Michael Grattendick
Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature page of Fifth Supplemental Indenture]